Exhibit 99.1
Date: Jan. 24, 2008
Williams Pipeline Partners L.P. Closes Initial Public Offering, Elects
Independent Director
     TULSA, Okla. — Williams Pipeline Partners L.P. (NYSE: WMZ) has closed its initial public offering of 16,250,000 common units at $20 per unit. The partnership’s net proceeds from the sale of the units were approximately $304.3 million.
     The common units offered to the public represent a 47.5 percent limited partner interest in Williams Pipeline Partners. Williams (NYSE: WMB) owns the remaining limited partner interest, including common and subordinated units, and the 2 percent general partner interest.
     The underwriters have been granted a 30-day option to purchase up to an additional 2,437,500 common units at the IPO price to cover over-allotments, if any. If the underwriters’ option is exercised in full, the common units issued to the public will represent a 54.6 percent limited partner interest.
     Lehman Brothers, Citi Global Markets and Merrill Lynch & Co. were the joint book-running managers for the IPO. In addition, Wachovia Securities; Goldman, Sachs & Co.; Morgan Stanley; UBS Investment Bank; Banc of America Securities LLC; JPMorgan; Raymond James; RBC Capital Markets; and Stifel Nicolaus acted as co-managers.
     A copy of the final prospectus may be obtained from any of the underwriters, including Lehman Brothers Inc., c/o Broadridge Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717; by email at Qiana.Smith@Broadridge.com, or by fax at (631) 254-7140; Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, NY, 11220, phone (800) 831-9146; or Merrill Lynch & Co., 4 World Financial Center, Attention: Prospectus Department, New York, NY 10080, phone (212) 449-1000.
     This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus.
Independent Director Elected
     Stephen C. Beasley has been elected as an independent board member of the board of directors for the general partner of Williams Pipeline Partners. He is the initial member of the board’s audit and conflict committees.

     Beasley, 56, is a recently retired former president of El Paso Corporation’s Eastern Pipeline Group. As president of El Paso’s Eastern Pipeline Group, he was responsible for managing profit and loss for more than $8 billion in natural gas pipeline and storage assets, including Tennessee Gas Pipeline Company and ANR Pipeline Company.
     From 2002 through 2005, he served as a director for C Sixty Inc., a privately held nano-biotechnology company. Beasley has a bachelor of arts in biology from The University of Texas at Austin.
     In addition to Beasley, the board of directors for the general partner consists of inside directors Steven J. Malcolm, 59; Donald R. Chappel, 56; Phillip D. Wright, 52; and Rodney J. Sailor, 49; who are all affiliated with Williams. The board plans to add two more independent directors within one year.
About Williams Pipeline Partners L.P. (NYSE: WMZ)
Williams Pipeline Partners is a publicly traded master limited partnership that owns and operates natural gas transportation and storage assets. The general partner of Williams Pipeline Partners is Williams Pipeline GP LLC, which is a wholly owned subsidiary of Williams (NYSE: WMB). For more information, please visit www.williamspipelinepartners.com. Go to http://www.b2i.us/irpass.asp?BzID=1589&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679
This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s Form S-1 filed with the Securities and Exchange Commission.
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